EXHIBIT 2.1
                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (the " Agreement"), entered into this 28th day of December, 1999, by and among DIGITAL LAUNCH, INC., a publicly held Delaware corporation (hereinafter, the "Purchaser"), GLOBALETUTOR.COM, INC., a privately-held Nevada corporation (hereinafter, the "Private Company"), and the shareholders of the Private Company whose names and signatures are set forth upon the signature page of this Agreement (the "Shareholders").

                                    RECITALS:
                                    --------

         WHEREAS, the Purchaser wishes to acquire, and the Shareholders are willing to sell, all of the outstanding stock of the Private Company in exchange solely for a part of the voting stock of the Purchaser; and

         WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived from this transaction, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser, the Private Company, and the Shareholders approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree with each other as follows:

         1.       SHARES TO BE TRANSFERRED AND SHARES TO BE ISSUED.

                  1.1 On the closing date the Shareholders shall transfer to the Purchaser certificates for the number of shares of the common stock of the Private Company described in SCHEDULE A. attached hereto and incorporated herein, which in the aggregate shall represent all of the issued and outstanding shares of the common stock of the Private Company.

                  1.2 In exchange for the transfer of the common stock of the Private Company pursuant to subsection 1.1 hereof, the Purchaser shall on the closing date and contemporaneously with such transfer of the common stock of the Private Company to it by the Shareholders issue and deliver to the Shareholders the number of shares of Common Stock of the Purchaser specified on SCHEDULE A hereof.

         2. REPRESENTATIONS AND WARRANTIES OF THE PRIVATE COMPANV AND SHAREHOLDERS. The Private Company, and each of the Shareholders represents and warrants to the Purchaser as set forth below. These representations and warranties are made as an inducement for the Purchaser to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Purchaser would not be a party hereto.

                  2.1      OWNERSHIP OF STOCK.

                           a.       Each of the Shareholders is the record and
beneficial owner and holder of the number of fully paid and non assessable shares of the common stock of the Private Company listed in SCHEDULE A hereto as of the date hereof and will continue to own such shares of the common stock of the Private Company until the closing date and all such shares of common stock are or will be on the closing date owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability.

                           b.       Except for this Agreement, there are no
outstanding options, contracts, calls, commitments, agreements, or demands of any character relating to the common stock of the Private Company listed in SCHEDULE A and owned by each of the Shareholders. The Private Company does have outstanding options and warrants against some of its unissued capital, however, totaling 241,000 shares in options and 3,000,000 shares in warrants.

                  2.2 ACCURACY OF ALL STATEMENTS MADE BY THE PRIVATE COMPANY AND THE SHAREHOLDERS. No representation or warranty by the Private Company or the Shareholders in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Shareholders pursuant to this Agreement, nor any document or certificate delivered to the Purchaser by the Shareholders pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

         3. REPRESENTATIONS AND WARRANTIES OF THE PRIVATE COMPANY. The Private Company represents and warrants to the Purchaser as set forth below. These representations and warranties are made as an inducement for the Purchaser to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Purchaser would not be a party hereto.

                  3.1 ORGANIZATION AND AUTHORITY. The Private Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

                  3.2 CAPITALIZATION. As of the closing date, the Private Company will have a total of no more than 4,820,000 shares of common stock issued and outstanding and no more than 3,241,000 unissued shares committed to options and warrants. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. The Private Company does not have issued or outstanding any other class or series of capital stock. Other than the options and warrants referred to in paragraph 2.1(b ), there are no options, warrants, conversion privileges, or other rights currently outstanding for the purchase of any authorized but unissued capital stock of the Private Company .

                  3.3 PERFORMANCE OF THIS AGREEMENT. The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the board of directors of the Private Company.

                  3.4 FINANCIALS. The unaudited balance sheet of the Private Company as of November 30, 1999, a copy of which has been furnished to the Purchaser, is true and correct in all material respects.

                  3.5 LIABILITIES. Except as otherwise provided herein, there are no material liabilities of the Private Company, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Private Company, its agents or servants occurring prior to November 30, 1999 which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of thePrivate Company.

                  3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this Agreement, since November 30, 1999, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of the Private Company, or (ii) any damage, destruction, or loss to the Private Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of the Private Company.

                  3.7 LITIGATION. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Private Company or its subsidiaries, if any, or their assets, properties, or business, nor does the Private Company or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Private Company or as to which any of the Shareholders is a party adverse to the Private Company or any of its subsidiaries or has a material interest adverse to the Private Company or any of its subsidiaries.

                  3.8 TAXES. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto ) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Private Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Private Company, except as provided for in the financial statements of the Private Company, or have been incurred in the normal course of business of the Private Company since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

                  3.9 ACCURACY OF ALL STATEMENTS MADE BY THE PRIVATE COMPANY. No representation or warranty by the Private Company in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of the Private Company pursuant to this Agreement, nor any document or certificate delivered to the Purchaser by the Private Company pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

         4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Private Company and to the Shareholders as set forth below. These representations and warranties are made as an inducement for the Private Company and the Shareholders to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Private Company and the Shareholders would not be parties hereto.

                  4.1 ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into and perform the transactions contemplated by this Agreement.

                  4.2 CAPITALIZATION. As of the closing of this Agreement, the Purchaser will have a total of no more than 13,732,000 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding, after giving effect to (i) the issuance of the shares to the Shareholders under this Agreement, (ii) a 1-for-2 reverse split of all issued and outstanding shares to be effected prior to the Closing, (iii) the issuance of 4,000,000 (post-reverse split) shares of common stock to investors for an investment of $2 million in Purchaser, and (iv) the issuance of 250,000 (post-reverse split) shares of common stock to investors for an investment of $100,000 in Purchaser. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. Except for (a) the Purchaser's obligations hereunder with respect to the shares to be issued pursuant to subsection 1 .2 hereof and (b) currently outstanding options to purchase common stock of Purchaser, which options are to be terminated on or prior to the closing, there are no options, warrants, conversion privileges, or other rights currently outstanding for the purchase of any authorized but unissued stock of the Purchaser, and there are not any outstanding obligations under which any third party could assert that it is entitled to shares of capital stock of the Purchaser or any instruments which could be converted into or exercised for such capital stock.

                  4.3 PERFORMANCE OF THIS AGREEMENT. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of the Purchaser, and the person executing this Agreement on behalf of the Purchaser is duly authorized to bind the Purchaser to the obligations hereunder. To the extent that any actions of the Purchaser in contemplation of or affecting this Agreement may have required or will require approval of the stockholders of the Purchaser under applicable law or the Purchaser's Charter or Bylaws, including without limitation the Purchaser's reverse split of its issued and outstanding shares, the Purchaser has received, or on or before the closing shall have received, all necessary stockholder approvals and such actions are, or as of the closing shall be, duly authorized, binding and enforceable.

                  4.4 FINANCIALS. The unaudited balance sheets, statements of income and cash flows of the Purchaser as of and for the period ending November 30, 1999, and as of and for the year ended December 31, 1998, and the audited balance sheets, statements of income and cash flows of the Purchaser as of and for the period ending December 31, 1997, copies of which have been furnished to the Private Company and the Shareholders, are true and correct in all material respects.

                  4.5 LIABILITIES. There are no material liabilities of the Purchaser, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Purchaser , its agents or servants which are not disclosed by or reflected in the foregoing financial statements, other than normal year-end adjustments. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Purchaser.

                  4.6 LITIGATION. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving the Purchaser or its subsidiaries, if any, or their assets, properties, or business. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Purchaser is a party adverse to the Purchaser or any of its subsidiaries or has a material interest adverse to the Purchaser or any of its subsidiaries.

                  4.7 TAXES. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Purchaser, and there are no unpaid taxes which are or could become a lien on the properties and assets of the Purchaser. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

                  4.8 LEGALITY OF SHARES TO BE ISSUED. The shares of Common Stock of the Purchaser to be issued by the Purchaser pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Purchaser and will be fully paid and nonassessable.

                  4.9 ACCURACY OF ALL STATEMENTS MADE BY THE PURCHASER. No representation or warranty by the Purchaser in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by the Purchaser pursuant to this Agreement, nor any document or certificate delivered to the Private Company or the Shareholders pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

         5        COVENANTS OF THE PARTIES.

                  5.1      CORPORATE RECORDS.

                           a.       Promptly following the execution of this
Agreement by the Private Company, such entity shall deliver to the Purchaser copies of the certificate of incorporation, as amended, and the current bylaws of the Private Company, and copies of the resolutions duly adopted by the board of directors of the Private Company approving this Agreement and the transactions herein contemplated.

                           b.       Promptly following the execution of this
Agreement by the Purchaser, such entity shall deliver to the Private Company copies of the certificate of incorporation, as amended, and the current bylaws of the Purchaser, and copies of the resolutions duly adopted by the board of directors of the Purchaser approving this Agreement and the transactions herein contemplated.

                  5.2      ACCESS TO INFORMATION.

                           a.       The Purchaser and its authorized
representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Private Company, and the Private Company shall furnish or cause to be furnished to the Purchaser and its authorized representatives all information with respect to its affairs and business as the Purchaser may reasonably request. The Purchaser shall hold, and shall cause its representatives to hold, confidential all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Purchaser; (ii) becomes part of the public domain after disclosure through no fault of the Purchaser; (iii) is known to the Purchaser or any ofits officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent ofthe Private Company. In the event this Agreement is terminated prior to closing, the Purchaser shall, upon the written request of the Private Company. promptly return all copies of all documentation and information provided by the Private Company hereunder.

                           b.       The Private Company and its authorized
representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of the Purchaser, and the Purchaser shall furnish or cause to be furnished to the Private Company and its authorized representatives all information with respect to its affairs and business the Private Company may reasonably request, including such information as may be reasonably required in order to conduct an audit of the financial statements of the Purchaser and the Private Company on a consolidated basis. The Private Company shall hold, and shall cause its representatives to hold, confidential all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to the Private Company;
(ii) becomes part of the public domain after disclosure through no fault of the Private Company; (iii) is known to the Private Company or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of the Purchaser. In the event this Agreement is terminated prior to closing, the Private Company shall, upon the written request of the Purchaser promptly return all copies of all documentation and information provided by the Purchaser hereunder.

                  5.3 ACTIONS PRIOR TO CLOSING. From and after the date of this Agreement and until the closing date:

                           a.       The Purchaser and the Private Company shall
each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

                           b.       Neither the Purchaser nor the Private
Company shall enter into any contract or commitment, or engage in any transaction, not in the usual and ordinary course of business and consistent with its business practices, except that the Purchaser shall continue to proceed diligently to consummate the sale of its entire skin-care assets and business to a third party for consideration consisting solely of such third party's agreement to assume all of the Company's liabilities and obligations relating to such skin-care business.

                           c.       Neither the Purchaser nor the Private
Company shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided or contemplated in this Agreement.

                           d.       The Purchaser and the Private Company shall
each use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact, except as described in
(b), above.

                           e.       Neither the Purchaser nor the Private
Company shall do any act or-omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party.

                           f.       The Purchaser and the Private Company shall
each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

                           g.       Neither the Purchaser nor the Private
Company shall sell or dispose of any property or assets, except products sold in the ordinary course of business and as provided in (b), above.

                           h.       The Purchaser and the Private Company shall
each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of such party.

                  5.4 SHAREHOLDERS' MEETING OR CONSENT. If required under the law of Delaware, the Purchaser shall promptly submit this Agreement and the transaction contemplated hereby for the approval of its stockholders at a meeting of stockholders or for consent of the stockholders and, subject to the fiduciary duties of the Board of directors of the Purchaser under applicable law, shall use its best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby. In connection with such meeting or consent of stockholders, the Purchaser shall prepare a proxy or information statement to be furnished to the stockholders of the Purchaser setting forth information about this Agreement and the transactions contemplated hereby. The Private Company shall promptly furnish to the Purchaser all information, and take such other actions, as may reasonably be requested in connection with any action to be taken by the Purchaser in connection with the immediately preceding sentence. The Private Company shall have the right to review and provide comments to the proxy or information statement prior to mailing to the stockholders of the Purchaser.

                  5.5 NO COVENANT AS TO TAX OR ACCOUNTING CONSEQUENCES. It is expressly understood and agreed that neither the Purchaser nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

                  5.6 INDEMNIFICATION. The Private Company shall indemnify Purchaser for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by Purchaser resulting from, arising out of or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by the Private Company herein, and any claims arising from the operations of the Private Company prior to the closing date. Purchaser shall indemnify and hold the Private Company and the Shareholders harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by Purchaser herein, and any claims arising from the operations of Purchaser prior to the closing date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

                  5.7 PUBLICITY. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by the Private Company or the Shareholders without the advance approval of both the form and substance of the same by the Purchaser and its counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

                  5.8 EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

                  5.9 FURTHER ACTIONS. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

         6. Conditions Precedent to the Purchaser' s Obligations. Each and every obligation of the Purchaser to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

                  6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Private Company and the Shareholders in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

                  6.2 PERFORMANCE OF OBLIGATIONS AND COVENANTS. The Private Company and the Shareholders shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the closing.

                  6.3 OFFICER'S CERTIFICATE. The Purchaser shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to the Purchaser), executed by an executive officer of the Private Company, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

                  6.4 NO LITIGATION OR PROCEEDINGS. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

                  6.5 NO MATERIAL ADVERSE CHANGE. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Private Company to conduct its business or the earning power thereof on the same basis-as in the past.

                  6.6 SHAREHOLDERS' EXECUTION OF AGREEMENT. This Agreement shall have been duly executed and delivered by each of the parties owning in the aggregate all of the outstanding stock of the Private Company as of the closing date.

         7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PRIVATE COMPANY AND THE SHAREHOLDERS. Each and every obligation of the Private Company and the Shareholders to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

                  7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Purchaser in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

                  7.2 PERFORMANCE OF OBLIGATIONS AND COVENANTS. The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the closing.

                  7.3 OFFICER'S CERTIFICATE. The Private Company shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to the Private Company), executed by an executive officer of the Purchaser, certifying to the fulfillment of the conditions specified in subsections 7. 1 and 7.2 hereof.

                  7.4 NO LITIGATION OR PROCEEDINGS. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

                  7.5 NO MATERIAL ADVERSE CHANGE. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Purchaser to conduct its business, except that it is agreed the Purchaser shall have sold its skin-care business in its entirety.

                  7.6      OTHER TRANSACTIONS.

                           a.       Purchaser's shareholders shall have duly
authorized, and Purchaser shall have effected, a 1-for-2 reverse split of all of its issued and outstanding shares of capital stock, and the authorized common stock of the Company shall be 50 million shares.

                           b.       Purchaser shall have received for
cancellation, and shall have cancelled, 700,000 pre-reverse split shares of its common stock, and Purchaser shall have issued and outstanding not more than 8,912,000 shares (post-reverse split) before the issuance of the shares to the Shareholders hereunder, but including all shares issued to investors in Purchaser's common stock after the date hereof and through the closing of this transaction.

                           c.       All outstanding options to purchase common
stock of Purchaser shall have expired or terminated, or Purchaser shall have received written acknowledgment from the holders of such options that such holders agree to terminate such options effective not later than the closing of this transaction, except for amounts which, in the aggregate, are not material.

                           d.       Purchaser shall have authorized the issuance
of the following new options, each with a three-year term, to purchase shares of Purchaser's common stock: (i) Option to purchase 1,250,000 shares, at an exercise price of$O.50 per share, to Thomas McMurrain, (ii) Option to purchase 1,250,000 shares, at an exercise price of $1.00 per share, to Thomas McMurrain, and (iii) Options to purchase 1,000,000 shares, at an exercise price of$O.50 per share, to certain new members of management of Purchaser designated by Thomas McMurrain on or prior to the closing.

                           e.       The officers and directors of Purchaser
shall have tendered their written resignations, to be effective as of the closing of this transaction.

                           f.       Purchaser shall have consummated the sale of
all of the assets relating to its skin-care business to a third party in consideration of the agreement by such third party to assume all of Purchaser's liabilities and obligations relating to such skin-care business. It is understood and acknowledged that as of the date hereof Purchaser has, and as of the Closing of the transaction contemplated by this agreement, notwithstanding the contemplated sale of all of the Purchaser's skin-care business assets, it is expected that the Company will continue to have, approximately $700,000 in current liabilities, consisting principally of accounts payable to vendors, suppliers, consultants and other third parties. The Purchaser has agreed to sell its entire skin-care business and related assets to a buyer ("Buyer") that will agree to assume all of such liabilities and indemnify the Purchaser against all liabilities and claims related to the Purchaser's skin-care business. However, the Purchaser has not consummated such transaction, and the purchaser has not obtained releases from the foregoing liabilities from such vendors and creditors. The Purchaser intends to work with the Buyer to obtain such releases, but no assurances can be made, and no representations have been made by the Purchaser, that any releases will be obtained. Therefore, the extent to which the Purchaser may be relieved of such liabilities likely will depend upon the Buyer's financial condition, about which no representations are made by the Purchaser, and its ability to honor its agreement to assume such liabilities. In addition, the sale of the skin-care business to the Buyer will require the approval of the Purchaser's shareholders. If such approval is not obtained, the transaction will not be consummated, and the Buyer will not assume the Purchaser's liabilities relating to the skin-care business.

                           g.       The Purchaser shall have raised, subject
only to the release from escrow upon the closing of this Agreement, aggregate gross proceeds of $2,000,000 through one or more private placements of common stock, including any amounts advanced to Private Company by Purchaser prior to the Closing.

         8.       SECURITIES LAW PROVISIONS.

                  8.1 RESTRICTED SECURITIES. Each of the Shareholders, severally and not jointly, represents that he or it is aware that the shares issued or transferred to him or it will not have been registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or any state securities act, and thus will be restricted securities as defined in Rule 144 promulgated by the Securities and Exchange Commission (the "SEC"). Therefore, under current interpretations and applicable rules, he or it likely will have to retain such shares for a period of at least one year and at the expiration of such one year period his or its sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if the issuer is current in its filings with the SEC under the Securities Exchange Act of 1934, as amended, or other public disclosure requirements.

                  8.2 NON-DISTRIBUTIVE INTENT. Each of the Shareholders, severally and not jointly, covenants and warrants that the shares received are acquired for his or its own account and not with the present view towards the distribution thereof and he or it will not dispose of such shares except (i) pursuant to an effective registration statement under the 1933 Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the issuer, is exempt from registration under the 1933 Act, or the rules and regulations of the SEC thereunder. In order to effectuate the covenants of this subsection 8.2, an appropriate legend will be placed upon each of the certificates of common stock issued or transferred pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities.

                  8.3 EVIDENCE OF COMPLIANCE WITH PRIVATE OFFERING EXEMPTION. Each of the Shareholders, severally and not jointly, hereby represents and warrants that he or it, either individually or together with his or its representative, has such knowledge and experience in business and financial matters that he or it is capable of evaluating the risks of this Agreement and the transactions contemplated hereby, and that the financial capacity of such party is of such proportion that the total cost of such person's commitment in the shares would not be material when compared with his or its total financial capacity. Upon the written request of the issuer of the securities issued or transferred pursuant to this Agreement, any party hereto shall provide such issuer with evidence of compliance with the requirements of any federal or state exemption from registration. The Purchaser and the Private Company shall each file, with the assistance of the other and its respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by each of them to be necessary or appropriate in an effort to document reliance on such exemptions, unless an exemption requiring no filing is available in the particular jurisdiction, all to the extent and in the manner as may be deemed by such parties to be appropriate.

         9. CHANGE OF MANAGEMENT. Upon and as a condition of closing this Agreement, the directors of the Purchaser shall appoint as directors and officers of Purchaser such persons as shall be designated in writing by Mr. Thomas McMurrain on or prior to the closing, and Purchaser's current directors and officers shall submit their written resignations, effective immediately following the closing of this Agreement.

         10.      CLOSING.

                  10.1 TIME AND PLACE. The closing of this transaction ("closing") shall take place at 10:00 a.m., on February 15, 2000, or at such other time as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "closing date."

                  10.2 DOCUMENTS TO BE DELIVERED BY THE PRIVATE COMPANY AND THE SHAREHOLDERS. At the closing the Private Company and the Shareholders shall deliver to the purchaser the following documents:

                           a.       Certificates for the number of shares of
common stock of the Private Company in the manner and form required by subsection 1.1 hereof.

                           b.       The certificate required pursuant to
subsection 6.3 hereof.

                           c.       A certified copy of the duly adopted
resolutions of the Private Company's board of directors authorizing the transaction contemplated by this Agreement.

                           d.       Such other documents of transfer,
certificates of authority, and other documents as the Private Company and the Shareholders may reasonably request.

                  10.3 DOCUMENTS TO BE DELIVERED BY THE PURCHASER. At the closing the Purchaser shall deliver to the Private Company and the Shareholders the following documents:

                           a.       Certificates for the number of shares of
common stock of the Purchaser as determined in sub-section 1.2 hereof.

                           b.       The certificate required pursuant to
subsection 7.3 hereof.

                           c.       A certified copy of the duly adopted
resolutions of the Purchaser's board of directors and, if applicable, stockholders, authorizing the transaction contemplated by this Agreement.

                           d.       Such other documents of transfer,
certificates of authority, and other documents as the Private Company and the Shareholders may reasonably request.

         11. TERMINATION. This Agreement may be terminated by the Purchaser or the Private Company, or by all of the Shareholders, by notice to the others if (i) at any time prior to the closing date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) at 5.00 p.m., New York time, on March 1, 2000, if the closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

         12.      MISCELLANEOUS.

                  12.1 NOTICES. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

         Purchaser:                         Digital Launch, Inc.
                                            250 West 57th Street
                                            Suite 2032
                                            New York, NY 10107
                                            Attn: CEO

         Private Company:                   GlobaleTutor.Com, Inc.
                                            3340 Peachtree Road NE
                                            Suite 1800
                                            Atlanta. GA 30326
                                            Attn: CEO

         Shareholders:                      Mr. Thomas McMurrain
                                            3340 Peachtree Road NE
                                            Suite 1800
                                            Atlanta, GA 30326

                  12.2 DEFAULT. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this agreement, or in pursuing any remedy provided hereunder or by applicable law.

                  12.3 ASSIGNMENT. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

                  12.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

                  12.5 PARTIAL INVALIDITY. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

                  12.6 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

                  12.7 INTERPRETATION OF AGREEMENT. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

                  12.8 SURVIVAL OF COVENANTS, ETC. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect for a period of five years after the closing date.

                  12.9 FURTHER ACTION. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

                  12.10 AMENDMENT. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver; termination, or discharge is sought.

                  12.11 FULL KNOWLEDGE. BY THEIR SIGNATURES, THE PARTIES ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT EACH PARTY HAS HAD THE BENEFIT OF COUNSEL, OR HAS BEEN ADVISED TO OBTAIN COUNSEL, AND THAT EACH PARTY HAS FREELY AGREED TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT. IN P ARTICULAR, ALL PARTIES OTHER THAN THE PURCHASER ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY COUNSEL TO THE PURCHASER THAT SUCH COUNSEL DOES NOT REPRESENT THE INTERESTS OF SUCH PARTIES IN CONNECTION WITH THIS AGREEMENT AND THE MATTERS RELATED HERETO, AS SUCH COUNSEL IS REPRESENTING SOLELY THE PURCHASER IN CONNECTION THEREWITH. EACH OF SUCH PERSONS AND ENTITIES AGREE THAT THEY WILL NOT RAISE THE ABSENCE OF LEGAL COUNSEL AS A DEFENSE TO THE ENFORCEMENT OF THIS AGREEMENT.

                  12.12 HEADINGS. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

                  12.13 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but al1 of which together shall constitute but one and the same instrument.

                  12.14 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.


         IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement and Plan of Reorganization as of the day and year first above written.

PURCHASER:                                  DIGITAL LAUNCH, INC.

                                                 By: /s/ Terence O. McGrath
                                                 President

PRIVATE COMPANY:                            GLOBALETUTOR.COM, INC.

                                                  By: /s/ Thomas E. McMurrain
                                                  President

SHAREHOLDERS:

/s/ Thomas McMurrain                        /s/ Robbie Willison

/s/ Ray Story                                     /s/ Leslie Ennis

/s/ Shawn Cartmill                                /s/ Lara Stegman

/s/ Don Ruttenberg                                /s/ Bob Cohn

                                        [signatures continued on next page]
                                     [signatures continued from previous page]

/s/ Steve Martin                                  /s/ Gary Hill

/s/ Barry Morris                                  /s/ Amanda Anderson

/s/ Lloyd Skidmore                                /s/ Karen Lennon

                                                  TDV CONSULTING
/s/ Samuel Sykes                            By: /s/ Vincent A. Riggio
                                                  Title:  Manager

THOMAS E. McMURRAIN FAMILY, LLLP                  GLOBAL FUNDING GROUP, INC.
By: /s/ Thomas E. McMurrain                       By: /s/ Glenn Carver
Title:  General Partner                           Title:  vice President

Mandalay Sports Action Entertainment, Inc.
By: /s/ David G. Salzberg II
Title:  Partner

                                   SCHEDULE A
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


                                               NO. OF SHARES          NO. OF SHARES
               NAME OF SHAREHOLDER             OF THE PRIVATE         OF COMMON
                                               COMPANY                STOCK OF THE
                                               TO BE CANCELED         PURCHASER TO
                                                                      BE ISSUED

Thomas E. McMurrain                                241,000                 241,000

Thomas E. McMurrain Family, LLLP                 2,065,000               2,065,000

Mandalay Sports Action Entertainment, Inc.         482,000                 482,000

Global Funding Group, Inc.                         600,000                 600,000

TDV Consulting                                     300,000                 300,000

Robbie Willison                                    416,000                 416,000

Ray Story                                          241,000                 241,000

Leslie Ennis                                        50,000                  50,000

Shawn Cartmill                                     100,000                 100,000

Lara Stegman                                       100,000                 100,000

Don Ruttenberg                                      25,000                  25,000

Bob Cohn                                            25,000                  25,000

Steve Martin                                        25,000                  25,000

Gary Hill                                           25,000                  25,000

Barry Morris                                        25,000                  25,000

Amanda Anderson                                     25,000                  25,000

Lloyd Skidmore                                      25,000                  25,000

Karen Lennon                                        25,000                  25,000

Samuel Sykes                                        25,000                  25,000


TOTAL                                            4,820,000               4,820,000


                              DIGITAL LAUNCH, INC.
                              250 West 57th Street
                                   Suite 2032
                               New York, NY 10107

                                January 21, 2000

Mr. Thomas McMurrain
President & CEO
GlobaleTutor.Com, Inc.
3340 Peachtree Road, NE
Suite 1800
Atlanta, GA 30326

         Re:      AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

Dear Mr. McMurrain:

         This is to confirm the following clarifications and amendment to the Agreement and Plan of Reorganization, dated as of December 28, 1999 (the "Agreement"), by and among Digital Launch, Inc. (the "Company"), GlobaleTutor.Com, Inc. ("GET"), and the Shareholders of GET. For good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, GET and the GET Shareholders agree as follows:

         1. In Section 4.2 [Capital Stock] of the Agreement, there is hereby added at the end of the Section the following: "except that a service provider to the Company is the beneficiary of a non-qualified stock option agreement, which vested in part in 1998-1999, under which he is entitled to exercise options on a total of up to 27,500 shares of Common Stock, at an exercise price of $0.75 per share."

         2. In Section 7.6(c) of the Agreement, there is hereby added at the end of the sentence the following: ", it being agreed that the currently outstanding options to purchase 27,500 shares of the Company's Common Stock at an exercise price of $0.75 per share, as set forth in Section 4.2, shall not have expired or been terminated as of the Closing, and shall remain subject to exercise as provided in the related stock option agreement."

         3. The parties have agreed and hereby confirm that the Company's outstanding Common Stock shall not be reverse split prior to the closing of the transaction described in the Agreement, and that notwithstanding anything to the contrary in the Agreement, there shall not be returned to the Company for cancellation, and the Company shall not have any obligation to cancel, 700,000 shares of its Common Stock. Therefore, the following changes shall be made in the Agreement to reflect such further agreements:

                  (i) The first sentence of Section 4.2 shall be amended to read in its entirety as follows: "As of the closing of this Agreement, the Purchaser will have a total of no more than 28,164,000 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding, after giving effect to (i) the issuance of the shares to the Shareholders under this Agreement, (ii) the issuance of 8,000,000 shares of common stock to investors for an investment of $2 million in Purchaser, and (iii) the issuance of 500,000 shares of common stock to investors for an investment of $100,000 in Purchaser.

                  (ii)     Paragraph (a) of Section 7.6 is hereby deleted.

                  (iii) Paragraph (b) of Section 7.6 shall be amended to read as follows: "Purchaser shall have issued and outstanding not more than 18,524,000 shares before the issuance of the shares to the Shareholders hereunder, but including all shares issued to investors in Purchaser's common stock after the date hereof and through the closing of this transaction."

                  (iv) Paragraph (d) of Section 7.6 shall be amended to read as follows: "Purchaser shall have authorized the issuance of the following new options, each with a three-year term, to purchase shares of Purchaser's common stock: (i) Option to purchase 2,500,000 shares, at an exercise price of $0.25 per share, to Thomas McMurrain, (ii) Option to purchase 2,500,000 shares, at an exercise price of $0.50 per share, to Thomas McMurrain, and (iii) Options to purchase 2,000,000 shares, at an exercise price of $0.25 per share, to certain new members of management of Purchaser designated by Thomas McMurrain on or prior to the closing." The foregoing changes are intended solely to reflect such changes to stock options as are customary in light of the cancellation of the Company's reverse split. The Company makes no representations or warranties of any kind as to the treatment or effect of such options with respect to the Company's income taxes or financial statements.

                  (v) The Company hereby waives the requirement in paragraph 2.1(a) of the Agreement that the Shareholders continue to hold their shares of the common stock of GET to the extent that such Shareholders may transfer their respective shares to Globalepartners, LLC, a Georgia limited liability company. Attached hereto is an Addendum to SCHEDULE A of the Agreement to reflect the identity of the Shareholders of GET at the closing of the transaction, and the agreement not to reverse split the Company's shares

         4. Notwithstanding anything to the contrary in the Agreement, the parties agree that as of the closing, the Company shall assume all currently outstanding obligations of GET to holders of options and warrants to purchase shares of capital stock of GET which had been committed to by GET as of the date of execution of the Agreement. On or prior to closing, GET shall provide to the Company a complete detail of these options and warrants obligations.

         5. By its signature below, GlobalePartners, LLC, hereby agrees to all of the terms of the Agreement as though its signature were set forth thereon at and as of the original date of execution of the Agreement.

         6. The Agreement is otherwise unmodified and continues in full force and effect.

         Please acknowledge your agreement to this Amendment by signing a copy of this letter and returning one signed copy to the undersigned.

                                            Sincerely yours,

                                            DIGITAL LAUNCH, INC.

                                            By /s/ Terrence O. McGrath
                                            President

Accepted and agreed to as of the
date set forth below.

GLOBALETUTOR.COM, INC.

By: /s/ Thomas E. McMurrain
President and Chief Executive Officer

Date: 1-21-00

SHAREHOLDERS OF GET:

/s/ Thomas E McMurrain

GLOBALEPARTNERS, LLC,
     a Georgia Limited Liability Company

By: /s/ Thomas McMurrain
Title: Manager
                                  Date: 1-21-00

                                              ADDENDUM TO SCHEDULE A
                                                      TO THE
                                       AGREEMENT AND PLAN OF REORGANIZATION
                                       ------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                                No. of Shares of
                                         No. of Shares of the Private           Common Stock of the PURCHASER
NAME OF SHAREHOLDER                      COMPANY TO BE CANCELED                 TO BE ISSUED
------------------------------------------------------------------------------------------------------------------
Globalepartners, LLC                             4,579,000                          9,158,000
------------------------------------------------------------------------------------------------------------------
Thomas E. McMurrain                                241,000                            482,000
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
TOTAL                                            4,820,000                          9,640,000
------------------------------------------------------------------------------------------------------------------
